Filed Pursuant to Rule 424(b)(5)	Registration No. 333-122392

PROSPECTUS SUPPLEMENT
TO PRELIMINARY PROSPECTUS DATED MARCH 17, 2006

SPATIALIGHT, INC.

43,850 Common Shares

You should read this prospectus supplement and the accompanying prospectus, as amended and into which this prospectus supplement is incorporated by reference, carefully before you invest. Both documents contain information you should consider when making your investment decision.

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

We have agreed to issue 43,850 of our common shares to two institutional investors pursuant to this prospectus supplement and the prospectus to which it relates. These shares are being issued to such investors to satisfy liquidated damage claims in the aggregate amount of $135,500 arising under a Registration Rights Agreement, dated as of October 12, 2005, among SpatiaLight, Inc. and the purchasers signatory thereto (which purchasers included the two institutional investors referenced herein). The Registration Rights Agreement related to SpatiaLight’s private placement of its common shares and warrants pursuant to a securities purchase agreement entered into on October 12, 2005. The ten-day volume weighted average price of our Common Shares through May 30, 2006 was used to determine the number of shares issuable to satisfy the liquidated damage claims.

Our common shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". On June 1, 2006, the last sale price of our common shares as reported on The Nasdaq SmallCap Market was $3.03 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus Supplement is June 2, 2006.